Exhibit 21.1

Transportation Systems Holdings Inc. – Subsidiaries

Legal Entity Name	Country Incorporated
GE Transportation Systems Deutschland GmbH	Germany
GE Diesel Locomotive Private Limited	India
GE Global Sourcing LLC	United States
GE Global Sourcing II LLC	United States
East Erie Commercial Railroad	United States
GE Transportation Engines Holding B.V.	Netherlands
GE Transportation Systems Ltd	United Kingdom
ShipXpress Technologies (Private) Limited	Sri Lanka
GE Transportation Parts, LLC	United States
GE Global Sourcing India Pvt Ltd	India
GE Mozambique Limitada	Mozambique
GE-UGM, LLC	United States
Limited Liability Company Transportation Ukraine	Ukraine
Transportation Global LLC	United States
Railcar Management, LLC	United States
Transportation Holdings UK Limited	United Kingdom
Transportation Kazakhstan Limited Liability Partnership	Kazakhstan
Transportation Poland sp. z o.o.	Poland
Transportation Rus Limited Liability Company	Russia
Transportation Services and Technologies Nigeria Ltd	Nigeria
Transportation Systems and Services Cameroon LTD	Cameroon
Transportation Systems Pakistan (Private) Limited	Pakistan
Transportation Systems Services Operations Inc.	United States
Transportation Turkey Transportation Systems and Services Incorporated Company	Turkey
TRSP Systems (Malaysia) SDN. BHD	Malaysia
TRSP Systems and Services Kenya Ltd	Kenya
TRSP Systems and Services Singapore Pte. Ltd.	Singapore